Exhibit (e)(1)

                             DISTRIBUTION AGREEMENT

     THIS AGREEMENT is made as of this ___ day of _______, 2006, by and between Stewart Capital Mutual Funds, a Delaware statutory trust (the "Trust"), and Grand Distribution Services, LLC, a Wisconsin limited liability company ("Distributor").

     WHEREAS, the Trust is an open-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") and is authorized to issue shares of beneficial interests in separate series with each such series representing interests in a separate portfolio of securities and other assets;

     WHEREAS, Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and is a member of the National Association of Securities Dealers, Inc. (the "NASD"); and

     WHEREAS, the Trust and Distributor desire to enter into an agreement pursuant to which Distributor shall be the distributor of the shares of the Trust representing the investment portfolios described on Schedule A hereto and any additional shares and/or investment portfolios the Trust and Distributor may agree upon and include on Schedule A as such Schedule may be amended from time to time (such shares and any additional shares are referred to as the "Shares" and such investment portfolios and any additional investment portfolios are individually referred to as a "Fund" and collectively the "Funds").

     NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.   APPOINTMENT OF DISTRIBUTOR.

     The Trust hereby appoints Distributor as agent for the distribution of the Shares, on the terms and for the period set forth in this Agreement. Distributor hereby accepts such appointment as agent for the distribution of the Shares on the terms and for the period set forth in this Agreement.

2.   SERVICES AND DUTIES OF DISTRIBUTOR.

     2.1 Distributor will act as agent for the distribution of Shares in accordance with the instructions of the Trust's Board of Trustees and the registration statement and prospectuses then in effect with respect to the Funds under the Securities Act of 1933, as amended (the "1933 Act").

     2.2 Distributor may incur expenses for appropriate distribution activities which it deems reasonable which are primarily intended to result in the sale of Shares, including, but not limited to, advertising, the printing and mailing of prospectuses to other than current shareholders, and the printing and mailing of sales literature. At the direction of the Trust, Distributor may enter into servicing and/or selling agreements with qualified broker/dealers and other persons with respect to the offering of Shares to the public, and if it so chooses Distributor may act as principal. Distributor shall not be obligated to incur any specific expenses nor sell any certain number of Shares of any Fund.

     2.3 All Shares of the Funds offered for sale by Distributor shall be offered for sale to the public at a price per share (the "offering price") provided in the Funds' then current prospectus. Distributor shall have no liability for the payment of the purchase price of the Shares sold pursuant to this Agreement or with respect to redemptions or repurchases of Shares.

     2.4 Distributor shall act as distributor of the Shares in compliance in all material respects with all applicable laws, rules and regulations, including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act, by the Securities and Exchange Commission (the "Commission") and the NASD.

     2.5 Distributor shall not utilize any materials in connection with the sales or offering of Shares except the Trust's prospectus and statement of additional information and such other materials as the Trust shall provide or approve. Distributor agrees to provide compliance review of all sales literature and marketing materials prepared for use by or on behalf of the Trust in advance of the use of such materials. The Fund agrees to incorporate such changes to such materials as Distributor shall request. Distributor will file the materials as may be required with the NASD, the Commission or state securities commissioners. The Trust represents that it will not use or authorize the use of any advertising or sales material unless and until such materials have been approved and authorized for use by Distributor.

     2.6 In connection with its duties under this Agreement, Distributor shall use reasonable efforts to cooperate with all reasonable requests of the Funds related to the Funds' administration and monitoring of the Funds' compliance program as adopted by the Board of Trustees pursuant to Rule 38a-1 under the Investment Company Act of 1940 as amended, a copy of which has been provided to Distributor.

     2.7 As compensation for the services performed hereunder and the expenses incurred by Distributor, Distributor shall be entitled to the fees and be reimbursed the expenses as provided in Exhibit B hereto.

3.   DUTIES AND REPRESENTATIONS OF THE TRUST.

     3.1 The Trust represents that it is registered as an open-end management investment company under the 1940 Act and that it has and will continue to act in conformity with its Declaration of Trust, By-Laws, its registration statement as may be amended from time to time and resolutions and other instructions of its Board of Trustees and has and will continue to comply with all applicable laws, rules and regulations including without limitation the 1933 Act, the 1934 Act, the 1940 Act, the laws of the states in which shares of the Funds are offered and sold, and the rules and regulations thereunder.

     3.2 The Trust shall take or cause to be taken all necessary action to register and maintain the registration of the Shares under the 1933 Act for sale as herein contemplated and shall pay all costs and expenses in connection with the registration of Shares under the 1933 Act, and be responsible for all expenses in connection with maintaining facilities for the issue and transfer of Shares and for supplying information, prices and other data to be furnished by the Trust hereunder.

     3.3 The Trust shall execute any and all documents and furnish any and all information and otherwise take all actions which may be reasonably necessary in the discretion of the Trust's officers in connection with the qualification of the Shares for sale in such states as Distributor and the Trust may approve, shall maintain the qualification of a sufficient number or amount of shares thereunder, and shall pay all costs and expenses in connection with such qualification. The Trust shall notify Distributor, or cause it to be notified, of the states in which the Shares may be sold and shall notify Distributor of any change to the information.

     3.4 The Trust shall, at its expense, keep Distributor fully informed with respect to its affairs as necessary for Distributor to perform its services under this Agreement and to fulfill any applicable regulatory or legal responsibilities. In addition, the Trust shall furnish Distributor from time to time such information, documents and reports with respect to the Trust and the Shares as Distributor may reasonably request, and the Trust warrants that the statements contained in any such information shall be true and correct and fairly represent what they purport to represent.

     3.5 The Trust represents to Distributor that all registration statements and prospectuses of the Trust filed or to be filed with the Commission under the 1933 Act and 1940 Act with respect to the Shares have been and will be prepared in conformity with the requirements of the 1933 Act, the 1940 Act, and the rules and regulations of the Commission thereunder. As used in this Agreement the terms "registration statement" and "prospectus" shall mean any registration statement and prospectus (together with the related statement of additional information) at any time now or hereafter filed with the Commission with respect to any of the Shares and any amendments and supplements thereto which at any time shall have been or will be filed with said Commission. The Trust represents and warrants to Distributor that any registration statement and prospectus, when such registration statement becomes effective, will contain all statements required to be stated therein in conformity with the 1933 Act, the 1940 Act and the rules and regulations of the Commission; that all information contained in the registration statement and prospectus will be true and correct in all material respects when such registration statement becomes effective; and that neither the registration statement nor any prospectus when such registration statement becomes effective will include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Trust agrees to file from time to time such amendments, supplements, reports and other documents as may be necessary or required in order to comply with the 1933 Act and the 1940 Act and in order that there may be no untrue statement of a material fact in a registration statement or prospectus, or necessary or required in order that there may be no omission to state a material fact in the registration statement or prospectus which omission would make the statements therein misleading. The Trust shall promptly notify Distributor of any advice given to it by counsel to the Trust regarding the necessity or advisability of amending or supplementing the registration statement.

     3.6 The Trust shall not file any amendment to the registration statement or supplement to any prospectus without giving Distributor reasonable notice thereof in advance and if the Distributor in writing affirmatively declines to assent to such amendment (after a reasonable time), the Trust may immediately terminate this Agreement pursuant to Section 7.3.

     (ii) If Distributor, based on the advice of its counsel, concludes that an amendment or amendments and/or supplement or supplements to the Trust's registration statement or any part thereof is required to comply with the 1933 Act or the 1940 Act, Distributor shall provide a written request to the Trust identifying the reason for the amendment or supplement and its suggested language for such supplement or amendment. The Trust and the Distributor shall work together in good faith with counsel to the Trust to resolve the issue identified by the Distributor and make the appropriate amendments or supplements. If the Trust refuses to make an amendment or supplement which is acceptable to Distributor, Distributor may immediately terminate this agreement pursuant to Section 7.3.

     (iii) If Distributor, based on the advice of its counsel, concludes that the Trust must make a change in its governing instruments or in its methods of doing business necessary for the Trust to comply with any requirement of applicable law or regulation, Distributor shall provide a written request to the Trust identifying the change and the reason for the change. The Trust and Distributor shall work together in good faith with counsel to the Trust to resolve the issue identified by Distributor and make the appropriate change or changes. If the Trust refuses to make a change which is acceptable to Distributor, Distributor may immediately terminate this Agreement pursuant to
Section 7.3.

     (iv) Nothing contained in this Agreement shall in any way limit the Trust's right or obligation to file at any time any amendments to any registration statement and/or supplements to any prospectus, of whatever character, as the Trust may deem advisable such right being in all respects absolute and unconditional.

     3.7 Whenever in their judgment such action is warranted by market, economic or political conditions, or by circumstances of any kind, the Trust may decline to accept any orders for, or make any sales of, any Shares until such time as it deems it advisable to accept such orders and to make such sales and the Trust shall advise Distributor promptly of such determination.

     3.8 The Trust agrees to advise Distributor promptly in writing:

          (i) of any correspondence or other communication by the Commission or its staff relating to the Funds including requests by the Commission for amendments to the registration statement or prospectuses;

          (ii) in the event of the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or prospectuses then in effect or the initiation of any proceeding for that purpose;

          (iii) of the happening of any event which makes untrue any statement of a material fact made in the registration statement or prospectuses or which requires the making of a change in such registration statement or prospectuses in order to make the statements therein not misleading; and

          (iv) of all actions taken by the Commission with respect to any amendments to any registration statement or prospectus which may from time to time be filed with the Commission.

     3.9 From time to time, the Trust shall inform Distributor in writing of the names of the individuals authorized to provide Distributor with instructions or directions pursuant to this Agreement ("Authorized Persons"). Distributor shall not be held to have notice of any change in the authority of any Authorized Person until receipt of notice from the Trust.

4.   INDEMNIFICATION.

     4.1(a) The Trust authorizes Distributor to use any prospectus or statement of additional information, in the form furnished to Distributor from time to time, in connection with the sale of Shares. The Trust shall indemnify, defend and hold Distributor, and each of its present or former directors, members, officers, employees, representatives and any person who controls or previously controlled Distributor within the meaning of Section 15 of the 1933 Act ("Distributor Indemnitees"), free and harmless (a) from and against any and all losses, claims, demands, liabilities, damages, charges, payments, costs and expenses (including the costs of investigating or defending any alleged losses, claims, demands, liabilities, damages, charges, payments, costs or expenses and any counsel fees incurred in connection therewith) of any and every nature ("Losses") which Distributor and/or each of Distributor Indemnitees may incur under the 1933 Act, the 1934 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or based upon any untrue statement, or alleged untrue statement, of a material fact contained in the registration statement or any prospectus, an annual or interim report to shareholders or sales literature, or any amendments or supplements thereto, or arising out of or based upon any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Trust's obligation to indemnify Distributor and any of the foregoing indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with information relating to Distributor and furnished to the Trust or its counsel by Distributor in writing for the purpose of, and used in, the preparation thereof; (b) from and against any and all Losses which Distributor and/or each of the Distributor Indemnitees may incur in connection with this Agreement or Distributor's performance hereunder, except to the extent the Losses result from Distributor's willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement, (c) from and against any and all Losses which Distributor and/or each of the Distributor Indemnitees may incur resulting from the actions or inactions of any prior service provider to the Funds, or (d) from and against any and all Losses which Distributor and/or each of the Distributor Indemnitees may incur when acting in accordance with instructions from the Trust or any Authorized Person. Promptly after receipt by Distributor of notice of the commencement of an investigation, action, claim or proceeding, Distributor shall, if a claim for indemnification in respect thereof is to made under this section, notify the Trust in writing of the commencement thereof, although the failure to do so shall not prevent recovery by Distributor or any Distributor Indemnitee.

     4.1(b) The Trust shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such loss, claim, demand, liability, damage or expense, but if the Trust elects to assume the defense, such defense shall be conducted by counsel chosen by the Trust and approved by Distributor, which approval shall not be unreasonably withheld. In the event the Trust elects to assume the defense of any such suit and retain such counsel and notifies Distributor of such election, the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them subsequent to the receipt of the Trust's election. If the Trust does not elect to assume the defense of any such suit, or in case Distributor does not, in the exercise of reasonable judgment, approve of counsel chosen by the Trust, or in case there is a conflict of interest between the Trust and Distributor or any of the Distributor Indemnitees, the Trust will reimburse the indemnified person or persons named as defendant or defendants in such suit, for the reasonable fees and reasonable expenses of any counsel retained by Distributor and them. The Trust's indemnification agreement contained in this Section 4.1 and the Trust's representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Distributor and each of the Distributor Indemnitees, and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to Distributor's benefit, to the benefit of each of the Distributor Indemnitees, and their estates and successors. The Trust agrees promptly to notify Distributor of the commencement of any litigation or proceedings against the Trust or any of its officers or trustees in connection with the issue and sale of any of the Shares.

     4.1(c) The Trust acknowledges and agrees that in the event Distributor, at the direction of the Trust, is required to give indemnification to any entity selling Shares or providing shareholder services to shareholders or others and such entity shall make a claim for indemnification against Distributor, Distributor shall make a similar claim for indemnification against the Trust and shall be entitled to such indemnification. Distributor acknowledges that if it enters into any agreement to indemnify such third party that imposes greater obligations than the Trust's indemnification obligations under this Agreement, the Trust's obligation to indemnify Distributor will be limited to the obligation set forth in this Agreement.

     4.2(a) Distributor shall indemnify, defend and hold the Trust, and each of its present or former trustees, officers, employees, representatives, and any person who controls or previously controlled the Trust within the meaning of
Section 15 of the 1933 Act ("Trust Indemnitees"), free and harmless from and against any and all Losses which the Trust, and each of its present or former trustees, officers, employees, representatives, or any such controlling person, may incur under the 1933 Act, the 1934 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, (a) arising out of or based upon any untrue, or alleged untrue, statement of a material fact contained in the Trust's registration statement or any prospectus, an annual or interim report to shareholders or sales literature, or any amendments or supplements thereto as from time to time amended or supplemented, or the omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statement not misleading, but only if such statement or omission was made in reliance upon, and in conformity with, information relating to Distributor and furnished in writing to the Trust or its counsel by Distributor for the purpose of, and used in, the preparation thereof, and (b) to the extent any Losses arise out of or result from Distributor's willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement; Distributor's agreement to indemnify the Trust and any of the Trust Indemnitees shall not be deemed to cover any Losses to the extent they arise out of or result from the Trust's willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties, under this Agreement. Promptly after receipt by the Trust of notice of the commencement of an investigation, action, claim or proceeding, the Trust shall, if a claim for indemnification in respect thereof is to made under this section, notify Distributor in writing of the commencement thereof, although the failure to do so shall not prevent recovery by the Trust or any Trust Indemnitee.

     4.2(b) Distributor shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such loss, claim, demand, liability, damage or expense, but if Distributor elects to assume the defense, such defense shall be conducted by counsel chosen by Distributor and approved by the Trust, which approval shall not be unreasonably withheld. In the event Distributor elects to assume the defense of any such suit and retain such counsel and notifies Distributor of such election, the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them subsequent to the receipt of Distributor's election. If Distributor does not elect to assume the defense of any such suit, or in case the Trust does not, in the exercise of reasonable judgment, approve of counsel chosen by Distributor, Distributor will reimburse the indemnified person or persons named as defendant or defendants in such suit, for the reasonable fees and reasonable expenses of any counsel retained by the Trust and them. Distributor's indemnification agreement contained in this Section 4.2 and Distributor's representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Trust or any of the Trust Indemnitees, and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to the Trust's benefit, to the benefit of each of the Trust Indemnitees and their estates and successors. Distributor agrees promptly to notify the Trust of the commencement of any litigation or proceedings against Distributor or any of its officers or members in connection with the issue and sale of any of the Shares.

5.   OFFERING OF SHARES.

     No Shares shall be offered by either Distributor or the Trust under any of the provisions of this Agreement and no orders for the purchase or sale of such Shares hereunder shall be accepted by the Trust if and so long as the effectiveness of the registration statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act, or if and so long as the current prospectus as required by Section 10 of the 1933 Act, as amended, is not on file with the Commission; provided, however, that nothing contained in this paragraph 5 shall in any way restrict or have an application to or bearing upon the Trust's obligation to repurchase Shares from any shareholder in accordance with the provisions of the prospectus or Articles of Trust.

6.   LIMITATION OF LIABILITY

     6.1 Distributor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from Distributor's willful misfeasance, bad faith or negligence in the performance of such duties and obligations, or by reason of its reckless disregard thereof. Furthermore, notwithstanding anything herein to the contrary, Distributor shall not be liable for any action taken or omitted to be taken in accordance with instructions received by Distributor from an Authorized Person of the Trust.

     6.2 Distributor shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Funds' reasonable request, Distributor shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this agreement, Distributor assumes no responsibility hereunder, and shall not be liable, for any default, damage, loss of data, errors, delay or any other loss whatsoever caused by events beyond its reasonable control. Distributor will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its control. Notwithstanding anything in this agreement to the contrary, in no event shall either party, its affiliates or any of its or their trustees, members, officers, employees, agents or subcontractors, be liable for lost profits or consequential damages.

     6.3 Notwithstanding anything in this Agreement to the contrary, in no event shall either party, its affiliates or any of its or their trustees, members, officers, employees, agents or subcontractors, be liable for lost profits or consequential damages.

7.   TERM.

     7.1 This Agreement shall become effective with respect to each Fund listed on Schedule A hereof as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed. Unless sooner terminated as provided herein, this Agreement shall continue in effect with respect to each Fund for one year from the effective date of this Agreement. Thereafter, if not terminated, this Agreement shall continue automatically in effect as to each Fund for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Trust's Board of Trustees or (ii) the vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of a Fund, and provided that in either event the continuance is also approved by a majority of the Trust's Board of Trustees who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

     7.2 This Agreement may be terminated without penalty with respect to a particular Fund (1) through a failure to renew this Agreement at the end of a term, (2) upon mutual consent of the parties, or (3) on no less than thirty (30) days' written notice, by the Trust's Board of Trustees, by vote of a majority (as defined with respect to voting securities in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of a Fund, or by Distributor (which notice may be waived by the party entitled to such notice). The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by Distributor and the Trust. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

     7.3 In the event of termination of this Agreement, all reasonable expenses associated with movement of records and materials and conversion thereof shall be borne by the Funds.

8.   MISCELLANEOUS.

     8.1 The services of Distributor rendered to the Funds are not deemed to be exclusive. Distributor may render such services and any other services to others, including other investment companies. The Trust recognizes that from time to time members, officers, and employees of Distributor may serve as directors, trustees, officers and employees of other entities (including other investment companies), that such other entities may include the name of Distributor as part of their name and that Distributor or its affiliates may enter into distribution, administration, fund accounting, transfer agent or other agreements with such other entities.

     8.2 Confidentiality.

     (a) Distributor agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust all records relative to the Funds' shareholders, not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, and not to disclose such information except where Distributor may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or court process, when subject to governmental or regulatory audit or investigation, or when so requested by the Trust. In case of any requests or demands for inspection of the records of the Funds, Distributor will endeavor to notify the Trust promptly and to secure instructions from a representative of the Trust as to such inspection. Records and information which have become known to the public through no wrongful act of Distributor or any of its employees, agents or representatives, and information which was already in the possession of Distributor prior to receipt thereof, shall not be subject to this paragraph.

     (b) Distributor hereby acknowledges that in the normal course of its provision of services to the Funds it will come into possession of material nonpublic information concerning the Funds. Such information may include portfolio holdings, trading strategies and pending transactions not generally known to the public. Distributor acknowledges and agrees that it has duties of confidentiality and care with respect to such material nonpublic information. Distributor represents that it has implemented effective policies and procedures designed to safeguard such information and to ensure that no employee or other representative trades on such information, communicates it to others, except as contemplated by this Agreement, or otherwise misuses it.

     8.3 This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

     8.4 Any notice required or to be permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows: Notice to Distributor shall be sent to Grand Distribution Services, LLC, 803 West Michigan Street, Suite A, Milwaukee, WI, 53233, Attention: Peter Hammond, and notice to the Trust shall be sent to Stewart Capital Mutual Funds, 800 Philadelphia Street, Indiana, PA, 15701 Attention: Malcolm Polley.

     8.5 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument.

     8.6 The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise effect their construction or effect.

     8.7 Distributor shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Funds, the Distributor shall provide evidence that coverage is in place. Distributor shall notify the Funds should its insurance coverage with respect to professional liability or errors or omissions coverage be canceled and not replaced.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

                                        STEWART CAPITAL MUTUAL FUNDS
                                        (the "Trust")


                                        By:
                                            ------------------------------------


                                        GRAND DISTRIBUTION SERVICES, LLC
                                        ("Distributor")


                                        By:
                                            ------------------------------------

                                   SCHEDULE A
                                     TO THE
                             DISTRIBUTION AGREEMENT
                                 BY AND BETWEEN
                          STEWART CAPITAL MUTUAL FUNDS
                                       AND
                        GRAND DISTRIBUTION SERVICES, LLC

                                  NAME OF FUNDS

            FUND                   EFFECTIVE DATE
            ----               ----------------------
Stewart Capital Mid Cap Fund   Date of this Agreement

                                   SCHEDULE B
                                     TO THE
                             DISTRIBUTION AGREEMENT
                                 BY AND BETWEEN
                          STEWART CAPITAL MUTUAL FUNDS
                                       AND
                        GRAND DISTRIBUTION SERVICES, LLC

                                      FEES

Distributor Fees

ANNUAL ASSET-BASED FEES (PER PORTFOLIO)

-  First $1 billion                                      2.00 basis points, plus
-  Next $1 billion                                       1.75 basis points, plus
-  Next $1 billion                                       1.50 basis points, plus
-  Over $3 billion                                             1.25 basis points

This schedule is applied to each of the portfolios and is subject to the per-portfolio minimum below.

MINIMUM ANNUAL FEE (PER PORTFOLIO)

-  Year 1 discount: lower Minimum from $40,000 to $30,000                $30,000
-  Year 2 discount: lower Minimum from $40,000 to $36,000                $36,000
-  Thereafter                                                            $40,000

ADVERTISING COMPLIANCE

Review and comment on advertising not            $150 per hour, plus filing fees
prepared by UMB Investment Services Group's
Financial Marketing Group

EMPLOYEE LICENSING

-  Tier 1: Base fee                                 $1,000 per month, per person

Appropriate when registered agents of the Adviser respond to unsolicited inquiries about the Fund(s)

-  Tier 2: Base fee                                 $2,000 per month, per person

Appropriate for registered agents of the Adviser who are proactively marketing the Fund(s) to financial intermediaries

Employee licensing activities include: establishing a system to supervise operations; developing a procedure manual tailored to your requirements (i.e., remote location, branch office or office of supervisory jurisdiction); training your staff on compliance procedures; monthly compliance review (e.g., email, presentations, marketing materials, websites, correspondence, incoming mail, etc.); periodic on-site examinations; and more.

OUT-OF-POCKET EXPENSES

Out-of-pocket expenses include but are not limited to travel on behalf of the Adviser or Fund(s), materials, filing fees, registration fees, and expenses, including but not limited to attorney's fees, incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider to the funds.

The expenses of marketing, promoting and distributing a fund are in addition to the fees above and include but are not limited to the development and printing of prospectuses, advertising, and direct mail pieces; public relations activities; trade show attendance; call management and fulfillment; and fees paid to broker/dealers.

* For UMB Distribution Services, LLC, or Grand Distribution Services, LLC, as named distributor

- Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.

Domestic Custody Fees

PREPARED FOR ALLISON-WILLIAMS COMPANY

NET ASSET VALUE FEES*

To be computed as of month-end on the average net asset value of each portfolio at the annual rate of:

-  Up to $250 million in assets                            1.0 basis point, plus
-  Next $250 million in assets                             .80 basis point, plus
-  Next $250 million in assets                             .75 basis point, plus
-  Next $250 million in assets                             .60 basis point, plus
-  Over $1 billion in assets                                     .50 basis point

*    Subject to a $750 per month minimum per portfolio

PORTFOLIO TRANSACTION FEES

-  DTC - equity**                                                         $ 8.00
-  DTC - fixed income**                                                   $ 8.00
-  GNMA**                                                                 $20.00
-  Fed book entry**                                                       $ 8.00
-  Physical**                                                             $25.00
-  Unique asset processing (hedge fund of funds only)                     $40.00
-  Principal paydown                                                      $10.00
-  Option (purchased or written)/future                                   $25.00
-  Option exception/exercise                                              $15.00
-  Corporate action/call/reorganization                                   $25.00
-  Third-party VRDN (bank book entry)**                                   $15.00
-  UMB repurchase agreement**                                             $ 7.00
-  Tri-party repurchase agreement**                                       $15.00
-  Wire in/out and check issued (non-settlement-related)                  $ 8.00
-  Transactions - no security movement                                    $ 8.00
-  Holding charge - for each issue maintained                             $ 5.00

**   A transaction includes buys, sells, maturities, or free security movements.

FUND OF MUTUAL FUND SECURITY TRANSACTIONS

-  In-house sweep                                                            n/a
-  Preferred list***                                                      $10.00
-  All other                                                              $25.00

FUND OF MUTUAL FUND DIVIDEND TRANSACTIONS

-  Sweep income                                                              n/a
-  Preferred list***                                                      $ 5.00
-  All other                                                              $10.00

***  Preferred list - to be supplied

OUT-OF-POCKET EXPENSES

Out-of-pocket expenses include but are not limited to security transfer fees, certificate fees, shipping/courier fees or charges, FDIC insurance premiums, specialized programming charges, legal review/processing of restricted and private placement securities, proxy fees and charges, system access/connect charges, and expenses, including but not limited to attorney's fees, incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider to the funds.

- This fee schedule pertains to custody of U.S. domestic assets only. UMB Bank will provide its fee schedule for Euroclear and global custody upon request.

- Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.